Exhibit 2.2

                             APPLICATION FOR SHARES


To the Directors, TNCi UK Limited ("THE COMPANY")

1 We hereby apply to subscribe for 600 Convertible Redeemable Preference shares of (pound)1.00 each in the Company for cash at the sterling equivalent of US $600,000 for the 600 Convertible Redeemable Preference shares and we authorise you to enter our name in the register of members as the holder of the shares applied for subject to the memorandum and articles of association of the Company.


2 We undertake to pay the subscription moneys for the shares applied forthwith.

Dated: 9 March 2001


Signed
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      for Global Technologies, Ltd.

Address: 1811 Chestnut Street, Suite 120, Philadelphia, Pennsylvania, USA, 19103